                                                                    EXHIBIT 12.1


                   Spieker Properties, L.P. and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
                         (in thousands, except ratios)

                                                                                                     Spieker Partners
                                             Spieker Properties, L.P. Consolidated                 Properties Combined
                                    ---------------------------------------------------------   ---------------------------
                                                                                 Period of       Period of
                                                                                November 19,     January 1,
                                                                                   1993 to        1993 to
                                    December 31,   December 31,   December 31,   December 31,   November 18,   December 31,
                                        1996           1995           1994           1993           1993           1992
                                    ------------   ------------   ------------   ------------   ------------   ------------
Earnings:
  Income (loss) from operations
    before disposal of real
    estate properties and
    minority interest                 $ 65,764       $30,335        $13,363        $1,699         $(15,144)      $(8,497)
  Interest expense(1)                   37,235        46,386         44,395         4,522           47,176        50,640
  Amortization of capitalized
    interest                               266           195            183            21              154           169
                                      --------       -------        -------        ------         --------       -------
  Total earnings                      $103,265       $76,916        $57,941        $6,242         $ 32,186       $42,312
                                      ========       =======        =======        ======         ========       =======

Fixed charges:
  Interest expense(1)                 $ 37,235       $46,386        $44,395        $4,522         $ 47,176       $50,640
  Capitalized interest                   3,116         1,301            468           -                265         1,107
                                      --------       -------        -------        ------         --------       -------
  Total fixed charges                 $ 40,351       $47,687        $44,863        $4,522         $ 47,441       $51,747
                                      ========       =======        =======        ======         ========       =======

Ratio of earnings to
  fixed charges                           2.56          1.61           1.29          1.38(2)          0.68(2)       0.82
                                      ========       =======        =======        ======         ========       =======

Fixed charges in excess
  of earnings                         $   -          $  -           $  -           $  -           $ 15,255       $ 9,435
                                      ========       =======        =======        ======         ========       =======

Notes:

  (1) Includes amortization of debt discount and deferred financing fees.

  (2) The ratio for the year ended December 31, 1993 (which combines the results of operations of Spieker Properties, L.P. and Spieker Partners Properties) is 0.74 and fixed charges in excess of earnings is $13,535.